Exhibit 5.1

HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074 Tel 804 • 788 • 8200 Fax 804 • 788 • 8218
June 7, 2011

Board of Directors

Cypress Sharpridge Investments, Inc.

437 Madison Avenue, 33rd Floor

New York, New York 10022

Re: Issuance of up to 15,000,000 Shares of Common Stock

Ladies and Gentlemen:

We have served as special counsel to Cypress Sharpridge Investments, Inc., a Maryland corporation (the “Company”), in connection with the offering by the Company of up to 15,000,000 shares of common stock, par value $0.01 per share, of the Company (the “Shares”), pursuant to the Registration Statement on Form S-3 (File No. 333-174163), and all amendments thereto (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”) on May 13, 2011, which became effective upon filing. The Shares are to be issued pursuant to the Equity Distribution Agreement, dated as of June 7, 2011, by and between the Company and JMP Securities LLC (the “Equity Distribution Agreement”).

In connection with our representation of the Company, and as a basis for the opinions hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

1. The Articles of Amendment and Restatement of the Company’s Articles of Incorporation, as amended, as certified by the State Department of Assessments and Taxation of the state of Maryland (the “SDAT”) on June 6, 2011 and by the Secretary of the Company on the date hereof (the “Certified Charter”);

2. The Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof;

3. Resolutions (the “Resolutions”) adopted by the Board of Directors (the “Board of Directors”) of the Company on June 6, 2011, authorizing the issuance and sale of the Shares;

4. The certificate of the SDAT as to the due incorporation, existence and good standing of the Company dated June 6, 2011 (the “Good Standing Certificate”);

5. The Registration Statement;

ATLANTA    AUSTIN    BANGKOK    BEIJING    BRUSSELS     CHARLOTTE    DALLAS    HOUSTON    LONDON    LOS ANGELES

McLEAN    MIAMI    NEW YORK    NORFOLK    RALEIGH    RICHMOND    SAN FRANCISCO    TOKYO    WASHINGTON

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Board of Directors

Cypress Sharpridge Investments, Inc.

June 7, 2011

6. The prospectus supplement, dated June 7, 2011, to be filed with the Commission pursuant to Rule 424(b) under the 1933 Act, together with the base prospectus, dated May 12, 2011(collectively, the “Final Prospectus”);

7. An executed copy of the Equity Distribution Agreement; and

8. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

For purposes of the opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the genuineness of all signatures and (iv) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof upon all parties.

Based upon the foregoing, and having regard for such legal considerations as we have considered necessary for purposes hereof, we are of the opinion that:

1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2. The issuance of the Shares has been duly authorized and, when issued and delivered upon payment therefor in accordance with the Registration Statement, the Resolutions and the Equity Distribution Agreement, the Shares will be validly issued, fully paid and nonassessable.

The opinion with respect to incorporation, existence and good standing of the Company in the State of Maryland is based solely on the Good Standing Certificate.

In expressing the opinions above, we have assumed that the Shares will not be issued in violation of Article VII of the Charter, as amended or supplemented as of the date hereof. We also have assumed that, upon issuance, the total number of shares of Common Stock issued

Board of Directors

Cypress Sharpridge Investments, Inc.

June 7, 2011

and outstanding will not exceed the total number of shares of capital stock that the Company has authority to issue under the Charter.

The foregoing opinions are limited to the Maryland General Corporation Law, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities (or “blue sky”) laws, including the securities laws of the State of Maryland or any federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any provisions other than those set forth in the Maryland General Corporation Law, we do not express any opinion on such matter.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement in accordance with the requirements of Form S-3 and the rules and regulations promulgated under the Securities Act. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement with the Commission on the date hereof and to the use of the name of our firm in the section entitled “Legal Matters” in the Final Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

This opinion is limited to the matters stated in this letter, and no opinion may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours,

/s/ Hunton & Williams LLP